Exhibit 10.8

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
No. 1 Huaihe West Road, E-T-D Zone
Dalian, China 116600

FORM OF OPTION AWARD AGREEMENT

[Date]

[Name]
[Address]

Re:           Stock Option

Dear _____,

We are pleased to inform you that, on _____, the Board of Directors of China Industrial Waste Management, Inc. (the “Company”) approved and authorized the grant to you of an option to purchase up to _____ shares of our common stock, par value $.001 per share (the “Option”), subject to the following terms and conditions:

1.           The Option is granted in accordance with and subject to the terms and conditions of the Company’s 2006 Equity Incentive Plan (the “Plan”).

2.           The Option is a non-qualified stock option.

3.           The Option is exercisable commencing on the date hereof and terminating at 5:00 pm Dalian, China time on _______ (the “Exercise Period”), subject to the following vesting schedule:

•	Option to purchase _____ shares of common stock shall vest on _______.

4.           The exercise price at which any or all of the vested Option may be purchased is US$_____ per share.

5.           The Option is non-transferable and may only be exercised by you, in whole or in part, during the Exercise Period, except that:

•
upon your death and for a period of one year thereafter, the Option, to the extent it shall have vested on the date of your death, may be exercised by your estate; and any portion of the Option that has not vested as of the date of death shall terminate and shall be of no further force or effect; and

•
in the event you cease to be a director of the Company (other than by reason of your death), including by reason of disability, any portion of the Option that has not yet vested shall terminate and shall be of no further force or effect; and any portion of the Option that has vested may be exercised by you or your legal representative for a period of 90-days following the date upon which you cease to be a director.

6.           In the event of a “Change in Control” (as defined in the Plan), any portion of the Option that has not theretofore vested shall accelerate and shall become immediately exercisable.

7.           The exercise price and number of shares issuable upon exercise of the Option (the “Option Shares”) are subject to adjustment in accordance with the Plan in the event of stock splits, dividends, reorganizations and similar corporate events.

8.           Neither the Option nor the Option Shares have been registered under the Securities Act of 1933, as amended (the “Act”), and the Option Shares may not be sold, assigned, pledged, transferred or otherwise disposed of absent registration under the Act or the availability of an applicable exemption from registration.  All certificates evidencing the Option Shares will contain a legend describing this restriction on resale of the Option Shares.  There is no assurance that there will be a public market into which you may sell the Option Shares or that you will be able to sell your Option Shares at a profit or at all.

9.           In order to exercise the Option, you must provide us with written notice that you are exercising all or a portion of your Option.  The written notice must specify the number of Option Shares that you are exercising your Option for, and must be accompanied by the exercise price described in paragraph 4, above.  Your Option Shares will be issued to you within approximately one week following our receipt of your exercise notice and cleared funds evidencing the exercise price.

10.         No rights or privileges of a shareholder of the Company are conferred by reason of the grant of the Option to you.  You will have no rights of a shareholder until you have delivered your exercise notice to us and we have received the exercise price of the Option in cleared funds.

11.         You understand that the Plan contains important information about your Option and your rights with respect to the Option.  The Plan includes terms relating to your right to exercise the Option; important restrictions on your ability to transfer the Option or Option Shares; provisions relating to adjustments in the number of Option Shares and the exercise price; and early termination of the Option following the occurrence of certain events, including the termination of your relationship with us.  By signing below you acknowledge your receipt of a copy of the Plan.  By acceptance of your Option, you agree to abide by the terms and conditions of the Plan.

12.         The exercise of your Option is a speculative investment and there is no assurance that you will realize a profit on the exercise of your Option.

13.         We file financial reports and other information with the United States Securities and Exchange Commission (“SEC”).  The reports that we file contain information that is important in making a decision whether to exercise the Option or to sell the Option Shares.  We urge you to review our reports and other information we file with the SEC.  These documents may be viewed at the SEC’s website at www.sec.gov.

14.         The Option will become effective upon your acknowledgment of the terms and conditions of this Agreement and your delivery to us of a signed counterpart of this Agreement.

15.         This Agreement and Plan contain all of the terms and conditions of your Option and supersedes all prior agreements or understandings relating to your Option.  This Agreement shall be governed by the laws of the State of Nevada regard to the conflicts of laws provisions thereof.  This Agreement may not be amended orally.

We are grateful for your continued support and are hopeful that your Option will provide financial benefits to you in the future.

Very truly yours,

Dong Jinqing, President

AGREED TO AND ACCEPTED THIS
____ DAY OF _________

[Name]